Exhibit 4

500 Woodward Avenue, Suite 4000 Detroit, MI 48226-3425 Telephone: (313) 223-3500 Facsimile: (313) 223-3598 http://www.dickinsonwright.com Thomas G. McNeill TMcNeill@dickinsonwright.com (313) 223-3632

January 17, 2012

CERTIFIED MAIL -
RETURN RECEIPT REQUESTED

Board of Directors
Gaming Partners International Corporation
1700 Industrial Road
Las Vegas, NV  89102

Dear Members of the Board of Directors:

Our firm represents Enclave Asset Management, LLC, Jeffrey Gerstel, Jesse Gerstel, Eileen Gerstel and Warren Spivak (our “Clients”), the record and/or beneficial owners of approximately 4.81% of the common stock of Gaming Partners International Corporation (“GPIC” or “Company”). For the reasons outlined below, on behalf of our Clients, we demand that the Board of Directors immediately terminate the employment, for cause, of CEO Gregory Gronau and CFO Gerald Koslow (“Management”) and that GPIC commence a lawsuit against them. By commission and omission, Management has engaged in gross mismanagement and breaches of fiduciary duty and has caused GPIC to violate federal securities law.

As you are undoubtedly aware, a corporation's “board of directors has full control over the affairs of the corporation” under Nevada law.1 The board's responsibility to act on the corporation's behalf is “governed by the directors’ fiduciary relationship with the corporation and its shareholders.”2  The Nevada Supreme Court has stated that "the business judgment rule does not protect the gross negligence of uninformed directors.”3 Moreover, directors have an affirmative duty to know the affairs of the corporation and a “failure to supervise” is itself a serious breach of fiduciary duty.4

In numerous letters and electronic communications to the Company, our Client Jeffrey Gerstel has catalogued a number of Management’s failures and misconduct:

1.           Management has failed to develop and/or implement effective strategies to exploit GPIC’s proprietary technology and to materially grow GPIC’s business and revenue;

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1 Nev. Rev. Stat. §78.120(1).
2 Shoen v. SAC Holding Corporation, 122 Nev. 621, 632 (2006).
3 Shoen, 122 Nev. at 640.
4 In re Western World Funding, Inc., 52 B.R. 743, 764-67 (D. Nev. 1985) reversed on other grounds by 985 F.2d 1021.

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Dickinson Wright PLLC
Board of Directors
Gaming Partners International Corporation

2.           Management has not prudently deployed, utilized or re-invested a cash surplus of approximately $25 million (as reflected in its quarterly report for the period ended September 30, 2011);

3.           Management has engaged in employment and compensation practices that constitute conflicts of interest and/or self-dealing; and

4.           Management has not timely disclosed certain material contracts and related party transactions or relationships.

Management and the Board of Directors have failed to respond in any meaningful way to Mr. Gerstel’s written communications. See, for example, Exhibit A, letter dated July 18, 2011. We find particularly dismissive, disingenuous and erroneous the Board invoking insider trading rules as a purported basis for refusing to respond to legitimate shareholder inquiry and demands.

Our investigation discloses that Management has engaged in further acts of incompetence, gross mismanagement and even self-dealing:

1.           Management has caused GPIC to engage in a share repurchase program that serves no legitimate corporate purpose.

2.           Management has engaged in self-dealing and nepotism by hiring Mr. Gronau’s wife to provide real estate consulting services to the Company and Mr. Thieffry’s son in a significant accounting role;

3.           With little or no justification, Management has terminated and compelled the resignation of highly performing personnel, such as Christophe Leroux (leading chip salesman) and Remi Nicolas (accountant for GPI SAS), and has replaced them with less experienced and incompetent employees; and

4.           Management has failed to retain competent technology and engineering personnel and has been derelict in the management of its RFID technology license agreement, including by missing deadlines and opportunities for cooperation.

Management’s reputation for malfeasance and incompetence has become so well known that that key industry players and contacts simply refuse to conduct business with them, which makes it virtually impossible for GPIC to take advantage of any opportunities in the market.

In addition, Management has violated, and has caused GPIC to violate, federal securities law by presenting factual statements in GPIC’s securities filings that are inaccurate, misleading or incomplete. For example, GPIC’s 10-K for Fiscal Year 2010 and its 2011 Proxy Statement stated that there were no related party transactions as defined by Item 404 of Regulation S-K, despite the fact that, as noted above, Mr. Gronau hired his wife to conduct “real estate consulting services” for the Company in exotic locales such as Macau and France in which she presumably has no licensure.  Full disclosure would dictate an explanation concerning the nature and scope of these services, together with the total compensation, both cash and non-cash, paid to Mr. Gronau’s wife.

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Dickinson Wright PLLC
Board of Directors
Gaming Partners International Corporation

GPIC erroneously stated in its 2011 Proxy Statement that Charles R. Henry and Robert J. Kelly are independent directors. NASDAQ rules require the Board to make an affirmative determination that individuals serving as independent directors do not have a relationship that would impair independence.5  The types of relationships that may impair independence extend beyond those listed in Rule 5605(a)(2).  In making its independence determination, the Board appears to have ignored the fact that both Messrs. Henry and Kelly are former employees of LFR, Inc., an affiliate of Holding Wilson, S.A.  We find this particularly disconcerting given that in the same Proxy Statement, GPIC states that it is a “controlled company” due to the group ownership of Ms. Carrette (Holding Wilson, S.A.) and Mr. Endy.  The Company’s express acknowledgement that GPIC is controlled by Holding Wilson is irreconcilable with its position that two of its directors – each former employees of an affiliate of Holding Wilson – are independent.  Messrs. Henry and Kelly are not independent directors.

As outlined above, Management’s misconduct constitutes various breaches of fiduciary duty in violation of Nev.Rev.Stat. §78.138(1) and (3), from which the business judgment rule does not insulate them. Management’s misconduct as outlined above constitutes violations of the Securities Exchange Act of 1934, including rules and regulations promulgated thereunder.

On behalf of our shareholder Clients, and pursuant to Nev.Rev.Stat. §41.520(2), we hereby demand that GPIC file a lawsuit against Messrs. Gronau and Koslow to recover damages which they proximately have caused the Company to sustain.6 We note that the “independent directors,” if any, must consider this shareholder demand and investigate the claims detailed herein, and such other claims as may be disclosed during the course of this investigation.7 We further note that the independent directors, if any, must retain separate and independent counsel to assist and advise them with respect to GPIC’s assertion of claims against Management,8 and that the Company’s General Counsel, Laura McAllister Cox, does not qualify as independent counsel.

In the meantime, on behalf of our Clients, we demand that that the Board of Directors immediately terminate the employment, for cause, of CEO Gregory Gronau and CFO Gerald Koslow. In addition, with a representative of our Clients, we wish to meet with you to discuss further remedial measures, including the formation of a search committee to identify and retain the best candidates to serve as CEO and CFO of the Company.

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5 NASDAQ IM 5605.
6 We recognize that that our Clients possess certain direct causes of action against Messrs. Gronau and Koslow and that they could assert additional claims derivatively if GPC fails to assert such claims or upon a proper allegation of demand futility (for example due to the lack of an independent board member). Shoen, 122 Nev. at 640.
7 Zapata Corp. v Maldonado, 430 A.2d 779 (Del. 1981).
8 Kahn v. Tremont, 694 A.2d 422 (Del. 1997); Kaplan v. Wyatt, 499 A.2d 1184, 1190 (Del. Super. Ct. 1985).

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Dickinson Wright PLLC
Board of Directors
Gaming Partners International Corporation

On behalf of our Clients, we also request that you provide this letter to GPIC's auditors, Moss Adams LLP, for review and investigation in connection with the Company's financial statements for the year ending December 31, 2011 and, as may be appropriate, for reexamination of prior periods.

We look forward to your prompt written response.

Very truly yours,

/s/ Thomas G. McNeill

Thomas G. McNeill

cc:           Laura McAllister Cox, Esq. (via email)
Dennis J. Whittlesey, Esq.
Michael T. Raymond, Esq.

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Troy                     Ann Arbor                     Lansing                    Grand Rapids